UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 30, 2011 (March 29, 2011)

EVERGREEN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2.  Financial Information

Item 2.01.  Completion of Acquisition or Disposition of Assets

On March 30, 2011, Evergreen Energy Inc. (NYSE Arca: EEE), announced that on March 29, 2011, it closed the sale of the assets of its subsidiary, Landrica Development Company, including the Fort Union plant and associated property located near Gillette, Wyoming, to Green Bridge Holdings, Inc. a subsidiary of Synthetic Fuels LLC.  Concurrent with the sale, Evergreen and Green Bridge Holdings entered into a lease agreement to provide access to and use of the K-Fuel testing facility and certain equipment located on the Fort Union site for a period of five years at nominal cost to the company.

The sale is expected to provide an aggregate of approximately $7.2 million of available cash to the company, comprised of: (i) cash payments of $2.0 million, of which $500,000 was paid at closing, $500,000 is to be paid on the first anniversary of closing and the remaining $1.0 million on the second anniversary of closing; and (ii) the payment for the transfer of the $5.2 million of reclamation bonds pertaining to the sold property, which will be paid  pursuant to a note secured by a mortgage on the property and payable on or before the one year anniversary of the closing.  Upon closing, Green Bridge Holdings assumed the environmental liabilities of the site.    Proceeds from the sale will be used for general working capital purposes.

Section 9.  Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Pro Forma Financial Information.  As permitted by Item 9.01(b)(2) of Form 8-K, Evergreen will file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Form 8-K within 71 calendar days after the date this Form 8-K is required to be filed.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated March 30, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: March 30, 2011	By: /s/ Diana L. Kubik
Diana L. Kubik
Executive Vice President and Chief Financial Officer

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Evergreen Energy Inc.
EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated March 30, 2011

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